Exhibit 99
Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

THIRD QUARTER FINANCIAL RESULTS

BOSTON (October 24, 2024) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for the third quarter ended September 28, 2024. Key results were:

Third Quarter 2024 Summary:

•
Depletions decreased 3% and shipments decreased 1.9%
•
Net revenue increased 0.6% to $605.5 million
•
Gross margin of 46.3% up 60 basis points year over year
•
GAAP diluted earnings per share of $2.86, which includes a non-cash brand impairment charge of $2.49 per share recorded in the third quarter of 2024
•
Non-GAAP diluted earnings per share of $5.35

Year-to-date 2024 Summary:

•
Depletions decreased 3% and shipments decreased 2.9%
•
Net revenue decreased 0.3% to $1.611 billion
•
Gross margin of 45.5% up 190 basis points year over year
•
GAAP diluted earnings per share of $8.27, which includes a non-cash brand impairment charge of $2.49 per share recorded in the third quarter of 2024
•
Non-GAAP diluted earnings per share of $10.76

Capital Structure

•
Generated $207.0 million in operating cash flow year-to-date
•
Ended the third quarter with $255.6 million in cash and no debt
•
Repurchased $191.0 million in shares from January 2, 2024 to October 18, 2024
•
Increased expenditure authorization for stock repurchase program by $400 million

“We continue to believe that there is significant growth opportunity in Beyond Beer categories despite some near-term variability in alcoholic beverage demand. The Boston Beer Company has a proven track record in creating new categories, producing beyond beer beverages and getting them into the hands of drinkers,” said Chairman and Founder Jim Koch. “We are using the strong cash generation of the business to invest in our brands and return cash to shareholders. Based on our view of the long-term growth prospects for the company, we recently expanded our share repurchase authorization by $400 million.”

“We continue to make progress on our strategic priorities to nurture our core brands, launch and support innovation in a disciplined way and modernize our supply chain,” said President and CEO Michael Spillane. “Our guidance has been narrowed to reflect three quarters of results, somewhat softer near-term category trends and solid gross margin delivery. We are focused on implementing plans to position the company for an improvement in operational and financial performance in 2025 and beyond.”

Details of the results were as follows:

Third Quarter 2024 (13 weeks ended September 28, 2024) Summary of Results

Depletions for the third quarter decreased 3% from the prior year. Shipment volume for the quarter was approximately 2.24 million barrels, a 1.9% decrease from the prior year, primarily due to declines in Truly Hard Seltzer that were partially offset by growth in the Company’s Twisted Tea, Sun Cruiser and Hard Mountain Dew brands.

The Company believes distributor inventory as of September 28, 2024 averaged approximately five and a half weeks on hand which is slightly higher than its target level of four to five weeks. This is expected to have a negative impact on fourth-quarter shipment volume which is reflected in the Company’s updated volume guidance.

Net revenue for the quarter increased 0.6% due to price increases and lower returns, partially offset by lower volumes.

Gross margin of 46.3% increased 60 basis points from the 45.7% margin realized in the prior year. Gross margin primarily benefited from price increases, procurement savings and lower returns, which more than offset higher inventory obsolescence and increased inflationary costs.

The third quarter gross margin of 46.3% includes $0.6 million of shortfall fees, which negatively impacted gross margin by approximately 10 basis points on an absolute basis, and a non-cash expense of third-party production pre-payments of $6.1 million that negatively impacted gross margins by approximately 100 basis points on an absolute basis.

Advertising, promotional and selling expenses for the third quarter of 2024 decreased $4.6 million or 3.0% from the third quarter of 2023, due to decreased freight to distributors of $2.8 million from improved efficiencies and lower volumes. Brand and selling costs decreased $1.8 million due to lower salaries and benefits.

General and administrative expenses increased by $1.6 million or 3.7% from the third quarter of 2023, primarily due to increased professional fees.

Impairment of intangible assets reflects a $42.6 million non-cash impairment charge recorded primarily for the Dogfish Head brand, taken as a result of the Company’s annual impairment analysis as of September 1, 2024. The impairment determination was primarily based on the latest forecasts of brand performance which has been below our projections made on the acquisition date. Beginning in the fourth quarter of 2024 the Company will be amortizing the remaining intangible asset of $14.4 million over a 10 year life and does not expect any future impairments related to the Dogfish Head brand.

The Company’s effective tax rate for the third quarter of 31.7% compared to 29.3% in the prior year. The increased effective tax rate is due to the impact of the impairment charge which resulted in lower pre-tax income compared to the prior year and higher non-deductible compensation expense.

Third quarter net income of $33.5 million or $2.86 per share, represented a decrease of $11.8 million or $0.84 per diluted share compared to the prior year. This decrease between periods was primarily driven by brand impairment and a higher tax rate partially offset by higher revenue, higher gross margins and lower advertising, promotional and selling expenses.

Year-to-date 2024 (39 weeks ended September 28, 2024) Summary of Results

Net revenue year-to-date of $1.611 billion decreased 0.3% compared to year-to-date 2023.

Depletions year-to-date decreased 3% from the prior year. Shipment volume year-to-date was approximately 6.0 million barrels, a 2.9% decrease from the prior year, primarily due to declines in Truly Hard Seltzer that were partially offset by growth in Twisted Tea and Sun Cruiser brands.

Gross margin year-to-date of 45.5% increased from the 43.6% margin realized in year-to-date 2023, or an increase of 190 basis points year over year. Gross margin primarily benefited from price increases, procurement savings, lower returns and a non-recurring payment in the prior year to a third-party contract brewery, partially offset by higher brewery processing costs per barrel due to lower volumes and increased inflationary costs.

The year-to-date gross margin of 45.5% includes $4.6 million of shortfall fees, which negatively impacted gross margin by approximately 30 basis points on an absolute basis and a non-cash expense of third-party production pre-payments of $16.5 million that negatively impacted gross margins by approximately 100 basis points on an absolute basis.

Advertising, promotional and selling expenses year-to-date decreased $14.9 million or 3.5% from year-to-date 2023, primarily due to decreased freight to distributors of $9.2 million from lower rates and volumes. Brand and selling costs decreased $5.7 million, primarily due to lower consulting costs.

General and administrative expenses year-to-date increased by $11.4 million or 8.7% from year-to-date 2023, primarily due to higher salaries and benefits costs resulting from Chief Executive Officer transition costs recorded in the first quarter and inflation costs.

The Company’s effective tax rate year-to-date was 30.3% compared to 28.4% year-to-date 2023 is due to higher non-deductible compensation primarily related to Chief Executive Officer transition costs.

Net income year-to-date of $98.5 million or $8.27 per share, represented an increase of $4.1 million or $0.60 per diluted share compared to year-to-date 2023. This increase between periods was primarily driven by higher gross margins, partially offset by lower revenue, increased brand impairment and an increased tax rate.

The Company expects that its September 28, 2024 cash balance of $255.6 million, together with its projected future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 39-week period ended September 28, 2024 and the period from September 30, 2024 through October 18, 2024, the Company repurchased shares of its Class A Common Stock in the amounts of $176.0 million and $15.0 million, respectively, for a total of $191.0 million year to date. As of October 18, 2024, the Company had approximately $476 million remaining on the $1.6 billion share buyback expenditure limit set by the Board of Directors.

Depletions Estimate

Year-to-date depletions through the 42-week period ended October 18, 2024 are estimated by the Company to have decreased approximately 2% from the comparable period in 2023.

Full-Year 2024 Projections

The Company has updated its full year guidance. The Company’s actual 2024 results could vary significantly from the current projection and are highly sensitive to changes in volume projections and supply chain performance as well as inflationary impacts.

Full Year 2024	Current Guidance	Prior Guidance
Depletions and Shipments Percentage Decrease	Down low single digits	Down low single digit to zero
Price Increases	2%	1% to 2%
Gross Margin	44% to 45%	43% to 45%
Advertising, Promotion, and Selling Expense Year Over Year Change ($ million)	($5) to $15	($5) to $15
Effective Tax Rate	30%	28.5%
GAAP EPS	$5.50 to $7.50	$7.00 to $11.00
Non-GAAP EPS	$8.00 to $10.00	-
Capital Spending ($ million)	$80 to $95	$90 to $110

The non-GAAP earnings per share (Non-GAAP EPS) projection excludes the impact of the non-cash brand impairments of $42.6 million or $2.49 per diluted share.

Underlying the Company's current 2024 projections are the following full-year estimates and targets:

•
The advertising, selling and promotional expense projection does not include any changes in freight costs for the shipment of products to the Company’s distributors.
•
During full year 2024, the Company estimates shortfall fees will negatively impact gross margin by 65 to 75 basis points and the non-cash expense of third-party production pre-payments will negatively impact gross margins by 95 to 105 basis points.
•
The Company’s business is seasonal, with the first quarter and fourth quarter being lower volume quarters and the fourth quarter typically the lowest absolute gross margin rate of the year.
•
The increase in the estimated full year effective tax rate is due to the impact of the third quarter non-cash brand impairment charge which decreased estimated full year pre-tax income but did not significantly change estimated full year non-deductible expenses.

2025 Financial Guidance

The Company is planning to provide full year 2025 financial guidance during its fourth quarter earnings call in February 2025.

Use of Non-GAAP Measures

Non-GAAP EPS is not a defined term under U.S. generally accepted accounting principles (“GAAP”). Non-GAAP EPS, or Non-GAAP earnings per diluted share, excludes from projected GAAP EPS the impact of the non-cash asset impairment charge of $42.6 million, or $2.49 per diluted share, recognized in the third quarter of fiscal 2024 relating primarily to the Dogfish Head brand. This non-GAAP measure should not be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. Management uses this non-GAAP financial measure to make operating and strategic decisions and to evaluate the Company’s underlying business performance. Management believes this forward-looking non-GAAP measure provides meaningful and useful information to investors and analysts regarding the Company’s outlook for its ongoing financial and business performance or trends and facilitates period to period comparisons of its forecasted financial performance.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 30, 2023 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began brewing Samuel Adams beer in 1984 and has since grown to become one of the largest and most respected craft brewers in the United States. We consistently offer the highest-quality products to our drinkers, and we apply what we’ve learned from making great-tasting craft beer to making great-tasting and innovative “beyond beer” products. Boston Beer Company has pioneered not only craft beer but also hard cider, hard seltzer and hard tea. Our core brands include household names like Angry Orchard Hard Cider, Dogfish Head, Sun Cruiser, Truly Hard Seltzer, Twisted Tea Hard Iced Tea, and Samuel Adams. We have taprooms and hospitality locations in California, Delaware, Massachusetts, New York and Ohio. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

Thursday, October 24, 2024

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	Thirteen weeks ended		Thirty-nine weeks ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Revenue	$642,131	$639,394	$1,708,555	$1,715,883
Less excise taxes	36,654	37,795	97,928	100,980
Net revenue	605,477	601,599	1,610,627	1,614,903
Cost of goods sold	325,236	326,951	877,580	910,430
Gross profit	280,241	274,648	733,047	704,473
Operating expenses:
Advertising, promotional, and selling expenses	147,986	152,579	412,484	427,369
General and administrative expenses	43,818	42,241	142,226	130,834
Impairment of intangible assets	42,584	16,426	42,584	16,426
Impairment of brewery assets	20	1,900	3,751	3,916
Total operating expenses	234,408	213,146	601,045	578,545
Operating income	45,833	61,502	132,002	125,928
Other income:
Interest income	3,582	3,478	10,021	6,977
Other expense	(317)	(913)	(795)	(1,137)
Total other income	3,265	2,565	9,226	5,840
Income before income tax provision	49,098	64,067	141,228	131,768
Income tax provision	15,584	18,772	42,778	37,394
Net income	$33,514	$45,295	$98,450	$94,374
Net income per common share – basic	$2.87	$3.70	$8.29	$7.69
Net income per common share – diluted	$2.86	$3.70	$8.27	$7.67
Weighted-average number of common shares – basic	11,682	12,228	11,878	12,268
Weighted-average number of common shares – diluted	11,671	12,233	11,871	12,280
Net income	$33,514	$45,295	$98,450	$94,374
Other comprehensive income (loss) :
Foreign currency translation adjustment	40	(144)	(181)	—
Total other comprehensive income (loss)	40	(144)	(181)	—
Comprehensive income	$33,554	$45,151	$98,269	$94,374

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	September 28, 2024	December 30, 2023
Assets
Current Assets:
Cash and cash equivalents	$255,601	$298,491
Accounts receivable	94,101	66,997
Inventories	160,322	115,773
Prepaid expenses and other current assets	25,659	20,538
Income tax receivable	-	1,711
Total current assets	535,683	503,510
Property, plant, and equipment, net	619,013	642,509
Operating right-of-use assets	29,766	35,559
Goodwill	112,529	112,529
Intangible assets, net	16,870	59,644
Third-party production prepayments	18,015	33,581
Note receivable	16,606	—
Other assets	33,510	42,661
Total assets	$1,381,992	$1,429,993
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$102,906	$87,245
Accrued expenses and other current liabilities	154,139	126,930
Current operating lease liabilities	6,602	9,113
Total current liabilities	263,647	223,288
Deferred income taxes, net	66,445	85,721
Non-current operating lease liabilities	31,592	36,161
Other liabilities	6,151	6,894
Total liabilities	367,835	352,064
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 9,470,066 and 10,033,303 issued and outstanding as of September 28, 2024 and December 30, 2023 respectively	95	100
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 issued and outstanding at September 28, 2024 and December 30, 2023	21	21
Additional paid-in capital	671,781	656,297
Accumulated other comprehensive loss	(238)	(57)
Retained earnings	342,498	421,568
Total stockholders' equity	1,014,157	1,077,929
Total liabilities and stockholders' equity	$1,381,992	$1,429,993

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	Thirty-nine weeks ended
	September 28, 2024	September 30, 2023
Cash flows provided by operating activities:
Net income	$98,450	$94,374
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,904	66,603
Impairment of intangible assets	42,584	16,426
Impairment of brewery assets	3,751	3,916
Gain on sale of property, plant, and equipment	(263)	—
Change in right-of-use assets	5,793	5,781
Stock-based compensation expense	14,686	12,313
Deferred income taxes	(19,276)	(10,349)
Other non-cash expense	220	40
Changes in operating assets and liabilities:
Accounts receivable	(27,324)	(31,253)
Inventories	(40,148)	3,786
Prepaid expenses, income tax receivable, and other assets	(3,429)	3,986
Third-party production prepayments	15,566	22,130
Other assets	4,987	(9,368)
Accounts payable	18,053	31,341
Accrued expenses and other liabilities	29,244	29,217
Operating lease liabilities	(6,808)	(6,542)
Net cash provided by operating activities	206,990	232,401
Cash flows used in investing activities:
Cash paid for note receivable	(20,000)	—
Purchases of property, plant, and equipment	(52,770)	(48,777)
Proceeds from disposal of property, plant, and equipment	23	1,708
Net cash used in investing activities	(72,747)	(47,069)
Cash flows used in financing activities:
Repurchases and retirement of Class A common stock	(175,953)	(62,477)
Proceeds from exercise of stock options and sale of investment shares	2,699	10,660
Cash paid on finance leases	(1,473)	(1,184)
Payment of tax withholding on stock-based payment awards and investment shares	(2,406)	(2,113)
Net cash used in financing activities	(177,133)	(55,114)
Change in cash and cash equivalents	(42,890)	130,218
Cash and cash equivalents at beginning of period	298,491	180,560
Cash and cash equivalents at end of period	$255,601	$310,778

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com